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                        MULDOON, MURPHY & FAUCETTE
                             Attorneys At Law
                        5101 Wisconsin Avenue, N.W.
                         Washington, D.C.  20016
                                  -----
                         TELEPHONE (202) 362-0840
                         TELCOPIER (220- 966-9409




DIRECT DIAL (202) 686-4901

                              October 9, 1998



Board of Directors
Long Island Financial Corp.
One Suffolk Square
Islandia, New York 11722

      Re:   Long Island Financial Corp.
            Registration Statement on Form S-4
            1,768,166 Shares of Common Stock,
            Par Value, $.01, per share

Gentlemen:

      We have acted as counsel for Long Island Financial Corp. (the "Company") in connection with the registration under the Securities Act of 1933 on Form S-4 of 1,768,166 Shares of the Company's Common Stock, $.01 par value, per share, (the "Shares"), to be issued in connection with the organization of the Company as a bank holding company by Long Island Commercial Bank (the "Bank"), for the purpose of issuing common stock to acquire all of the common stock of the Bank. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

      Based on the foregoing, it is our opinion that the Shares being registered have been duly authorized and, upon the issuance of Shares in the manner described in the Registration Statement, the Shares issued will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of Long Island Financial Corp. on Form S-4, and we consent to the use of our name under the heading "Legal Opinions."

                                    Very truly yours,




                                   /s/ MULDOON, MURPHY & FAUCETTE